EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 1, 2006 (“Agreement”), by and among The Poker TV Network Inc., a Nevada corporation (the “Company”), those persons signing this Agreement below as the “Company Representatives,” P. C. Universe, Inc., a Florida corporation (“PCU”), and Gary Stern and Tom Livia (the “PCU Shareholders”).

ARTICLE I

DEFINITIONS

When used in this Agreement, the following bold-face terms shall have the meanings specified below:

Articles of Merger shall mean the Articles of Merger and a Certificate of Merger providing for the merger of PCU with and into the Company.

BCA shall mean the Florida Business Corporation Act.

Closing Date shall mean the date on which the Effective Time occurs.

Code shall mean the Internal Revenue Code of 1986, as amended.

Company shall mean The Poker TV Network Inc., a Nevada corporation.

Company Representatives shall mean those persons whose names and signatures shall appear on the signature page of this Agreement as “Company Representatives.”

Company Share shall mean an issued and outstanding share of common stock, $.001 par value, of the Company.

Effective Time shall mean the time the Merger becomes effective.

Grasso shall mean Michael Grasso.

Merger shall mean the merger of PCU with and into the Company in accordance with this Agreement and the BCA and NRS.

NRS shall mean the Nevada Revised Statutes, Chapter 92A.

PCU shall mean P. C. Universe, Inc., a Florida corporation.

PCU Share shall mean an issued and outstanding share of Common Stock, $.0001 par value, of PCU.

PCU Shareholders shall mean Gary Stern and Tom Livia.

Surviving Corporation shall mean The Poker TV Network, Inc., as the surviving corporation, whose name shall be changed to PC Universe, Inc. at the Effective Time.

Surviving Share shall mean a share of common stock, par value $.001, of the Surviving Corporation.

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article VI hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, Articles of Merger and a certificate of merger (the “Articles of Merger”) providing for the merger of PCU with and into the Company (the “Merger”) shall be duly prepared, executed and filed by PCU and the Company, as the surviving corporation (sometimes the “Surviving Corporation”), in accordance with the relevant provisions of the Florida Business Corporation Act (the “BCA”) and Nevada Revised Statutes, Chapter 92A (“NRS”) and the parties hereto shall take any other actions required by law to make the Merger effective.

Following the Merger, the Company, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and PCU shall cease to exist.  The Surviving Corporation shall continue its existence under the name “P. C. Universe, Inc.”  The time the Merger becomes effective is referred to herein as the “Effective Time” and the date on which the Effective Time occurs is referred to as the “Closing Date.”  Prior to the filing of the Certificate of Merger, a closing shall take place at the offices of Cohen, Norris, Scherer, Weinberger & Wolmer, 712 U.S. Highway One, Suite 400, North Palm Beach, Florida.

Section 2.02  Effects of the Merger.  The Merger shall have the effects set forth in the NRS and the BCA.

Section 2.03  Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of the Surviving Corporation shall be as set forth in Exhibit 2.03(a).

Section 2.04  Directors.  The directors and officers of PCU immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 2.05  Conversion.  At the Effective Time, by virtue of the Merger and without any action on the part of PCU, the Company or the holder of any of the following securities:

(a)  Each issued and outstanding share of common stock, $.001 par value, of the Company (“Company Share”) (other than shares to be cancelled in accordance with Section 2.05(b) hereof) shall be converted into one fully paid and nonassessable share of common stock, par value $.001, of the Surviving Corporation (a “Surviving Share”).

(b)  Each Company Share which is held in the treasury of the Company shall be cancelled and retired and cease to exist.

(c)  Each issued and outstanding share of Common Stock, $.0001 par value, of PCU (a “PCU Share”) shall be converted into and become Four Hundred Forty Nine Thousand Three Hundred Ninety (449,390) fully paid and nonassessable Surviving Shares.

(d)  Section 2.06  Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

ARTICLE III

EXCHANGE OF SHARES

Section 3.01  Exchange of Certificates.

(a)  At the Effective Time, the Surviving Corporation shall deliver to each of the PCU Shareholders for exchange in accordance with this Article III, certificates representing the aggregate number Surviving Shares issuable to each PCU Shareholder pursuant to Section 2.06 in exchange for PCU Shares.

(b)  Promptly after the Effective Time, each Certificate for Company Shares outstanding immediately prior to the Effective Time shall be deemed at any time after the Effective Time to represent the number of Surviving Shares represented by such certificate immediately prior to the Effective Time; provided that in the event any holder exercises his appraisal rights, if any, under Section 380 of the NRS and becomes entitled to receive the appraised value of his shares, the Surviving Corporation shall pay such holder the appraised value of such shares, together with any other sums which it may owe him as a result of the appraisal proceeding.

Section 3.02  Adjustments.  If, between the date of this Agreement and the Effective Time, the Company Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the Company Shares will be converted in the Merger shall be correspondingly adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY REPRESENTATIVES

The Company and the Company Representatives, jointly and severally, represent and warrant to PCU as follows:

Section 4.01  Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is not qualified or licensed in any jurisdiction other than Nevada.  The Company has heretofore delivered to PCU accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company and each of its subsidiaries.

Section 4.02  Capitalization.  (a)  The authorized capital stock of the Company consists of One Hundred Million (100,000,000) Company Shares of which, as of May 31, 2006, Eleven Million Nine Hundred Fifty Six Thousand Twenty Four (11,956,024) Company Shares were issued and outstanding.  All the issued and outstanding Company Shares are validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth in Section 4.02 of the Company disclosure schedule previously delivered by the Company to PCU (the “Company Disclosure Schedule”), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

(b)  Section 4.02 of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of the Company.  Except as disclosed in Section 4.02 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.  All of the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.02 of the Company Disclosure Schedule, are owned by either the Company or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances.  There are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Company's subsidiaries, or otherwise obligating the Company or any such subsidiary to issue, transfer or sell any such securities.  There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of the Company's subsidiaries.  Except as set forth above or in Section 4.02 of the Company Disclosure Schedule, there are no persons or entities (other than subsidiaries of the Company) in which the Company or any of its subsidiaries has any voting rights or equity interests.

Section 4.03  Authority Relative to This Agreement.  The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and the holders of a majority of the outstanding Company Shares in accordance with the NRS and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 4.04  Consents and Approvals; No Violations.  Except for applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the National Association of Securities Dealers, Inc. (“NASD”), state Blue Sky laws, and the filing and recordation of Articles of Merger, as required by the NRS and the BCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority, including courts of competent jurisdiction, domestic or foreign (“Governmental Entity”), is necessary for the consummation by the Company of the transactions contemplated by this Agreement.  Except as set forth in Section 4.04 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

Section 4.05  Reports.  The Company is not and has not been required to file any forms, reports or documents with the Securities and Exchange Commission

Section 4.06  Absence of Certain Changes.  Except as set forth in Section 4.06 of the Company Disclosure Schedule, since May 31, 2006 the Company has not taken any of the actions set forth in Sections 6.01(b) to (h), suffered any adverse changes in its business, operations or financial condition or entered into any transaction, or conducted any business or operations other than in connection with the Company's exploration of alternatives leading to the execution of this Agreement.

Section 4.07  No Undisclosed Liabilities.  Except as and to the extent set forth in Section 4.07 of the Company Disclosure Schedule, as of the date of this Agreement the Company has no liabilities, absolute or contingent, admitted or contested, of any kind, any such liabilities being hereinafter sometimes referred to as “Undisclosed Liabilities.”

Section 4.08  No Default.  Except as set forth in Section 4.08 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

Section 4.09  Litigation.  Except as disclosed in Section 4.09 of the Company Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of the Company, investigation pending or, to the best knowledge of the Company, threatened involving the Company, at law or in equity, or before any Governmental Entity.

Section 4.10  Compliance with Applicable Law.  The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses and the Company is in compliance with the terms thereof.  The business of the Company is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity.

Section 4.11  Taxes.  The Company and each of its subsidiaries has duly filed all federal, state, local and foreign tax returns required to be filed by it, and the Company has duly paid, caused to be paid or made adequate provision for the payment of all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns.  All deficiencies and assessments asserted as a result of examinations or other audits by federal, state, local or foreign taxing authorities have been paid or fully settled, and no issue or claim has been asserted for Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of the Company.  For purposes of this Section 4.11 and Section 5.12 below, “Taxes” shall mean all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

Section 4.12  ERISA.  The Company has no "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has no bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding).

Section 4.13  Intellectual Property.  Except as set forth in Section 4.13 of the Company Disclosure Schedule, no claim is pending or, to the knowledge of the Company, threatened to the effect that the present or past operations of the Company infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software).

Section 4.14  Change in Control.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company is not a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PCU AND THE PCU SHAREHOLDERS

PCU and the PCU Shareholders, jointly and severally, represent and warrant to the Company as follows:

Section 5.01  Organization.  PCU is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  PCU is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on its business, operations or financial condition taken as a whole.

Section 5.02  Capitalization.  The authorized capital stock of PCU consists of (i) One Hundred Million (100,000,000) PCU Shares, of which Two Hundred  (200) shares are validly issued and outstanding, fully paid and nonassessable, and (ii) Ten Million (10,000,000) shares of Preferred Stock, $.0001 par value, none of which are issued and outstanding.

Section 5.03  Authority Relative to this Agreement.  PCU has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PCU and by the shareholders of PCU in accordance with the BCA and no other corporate proceedings on the part of PCU are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly and validly executed and delivered by PCU and constitutes a valid and binding agreement of PCU, enforceable against PCU in accordance with its terms.

Section 5.04  No Default.  Except as set forth in Section 5.04 of the PCU Disclosure Schedule, PCU is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which PCU is a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to PCU, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of PCU taken as a whole or which would prevent or delay the consummation of the transactions contemplated hereby.

Section 5.05  Litigation.  Except as disclosed in Section 5.05 of the PCU Disclosure Schedule, there is no action, suit, proceeding, review or, to the best knowledge of PCU, investigation pending or, to the best knowledge of PCU, threatened involving PCU, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of PCU taken as a whole.

ARTICLE VI

COVENANTS

Section 6.01  Covenants of the Company and the Company Representatives.  During the period from the date of this Agreement and continuing until the Effective Time, the Company and the Company Representatives agree that (except as expressly contemplated or permitted by this Agreement or to the extent that PCU shall otherwise consent in writing) the Company:

(a)  Shall conduct no business operations or any activity except as may be required by law, and shall maintain its corporate existence and good standing in its state of incorporation;

(b)  Shall not (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

(c)  Shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amend in any material respect any of the terms of any such securities outstanding on the date hereof;

(d)  Shall not amend or propose to amend its charter or bylaws;

(e)  Shall not acquire, sell, lease, encumber, transfer or dispose of any assets;

(f)  Shall not incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any person, including the Company, or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any assets or create or suffer any lien thereupon;

(g)  Shall not shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

(h)  Shall not agree to take any of the foregoing actions or take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

(i)  Shall give prompt notice to PCU of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument to which it is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles IV and V; and (c)

any material adverse change in its financial condition, properties, businesses, results of operations or prospects;

(k)  The parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

Section 6.02  Access to Information.  The Company and the Company Representatives shall afford to the officers, employees, accountants, counsel and other representatives of PCU, access, during normal business hours during the period prior to the Effective Time, to all the Company’s properties, books, contracts, commitments and records and, during such period, shall furnish promptly to PCU all information concerning the Company’s business, properties and personnel as PCU may reasonably request.

Section 6.03  Affiliates.  Prior to the Closing Date, the Company shall deliver to PCU a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use its best efforts to cause each such person to deliver to PCU on or prior to the Closing Date a written agreement, substantially in the form attached as Exhibit 6.08 hereto.

Section 6.04  Company Stock Plans, etc.  The Company has not entered into or granted, at the date of this Agreement does not have outstanding and at the Effective Time will not have outstanding, any plan, agreement, option, warrant or derivative right to acquire any security of the Company.

Section 6.05  Covenant of Grasso.  Prior to the Closing Date Grasso shall surrender to the Company for cancellation certificates representing Eight Million Two Hundred Seventy Five Thousand (8,275,000) Company Shares.  The remaining 225,000 shares that Grasso holds will not receive any additional lockup period and PCU agrees to cooperate with removing the existing legend on Grasso's shares when applicable.  PCU also agrees to include Grasso's shares in any registration statement or SB-2 filing that PCU files with the SEC or any state regulatory agency for the purposes of registering shares created by this agreement or any subsequent agreements.

Section 6.06  Brokers or Finders.  Each of PCU, the PCU Shareholders, the Company and the Company Representatives represents, as to itself, its subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Sweet P Investments, LLC, an affiliate of Paul Harary, one of the Company Representatives, who shall receive Six Million Four Hundred Thirty Nine Thousand (6,439,000) Surviving Shares as its fee.

ARTICLE VII

CONDITIONS

Section 7.01  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)  This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Company Shares and the issuance of PCU Shares pursuant to the Merger and the other terms of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the PCU Shares present at the meeting and entitled to vote.

(c)  Other than the filings provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act, if applicable) imposed by, any Governmental Entity, and all required third party consents, the failure to obtain which would have a material adverse effect on PKTV or the Surviving Corporation, shall have been filed, occurred or been obtained.  The Surviving Corporation shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Surviving Shares pursuant to the Merger and the other terms of this Agreement.

(e)  No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.

Section 7.02  Conditions of Obligations of PCU.  The obligations of PCU to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by PCU:

(a)  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole.

(b)  From the date of this Agreement through the Closing Date, except as set forth in Section 4.06 of the Company Disclosure Schedule, the Company shall not have suffered any adverse changes in its business, operations or financial condition.

(c)  The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d)  Eight Million Two Hundred Seventy Five Thousand (8,275,000) Company Shares owned by Grasso shall have been surrendered for cancellation and shall have been cancelled.

(e)  At the Closing, the Company shall have furnished PCU with copies of (i) resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement, and (ii) the resolution duly adopted by the holders of Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of the Company.

Section 7.03  Conditions of Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by the Company:

(a)  The representations and warranties of PCU set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on PCU and its subsidiaries taken as a whole.

(c)  PCU shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on PCU and its subsidiaries taken as a whole.

(d)  At the Closing, PCU shall have furnished the Company with copies of resolutions duly adopted by its Board of Directors and shareholders approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable it to comply with the terms of this Agreement.

All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to the Company, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

ARTICLE VIII

INDEMNIFICATION BY COMPANY REPRESENTATIVES

8.1  BREACH OF COMPANY AND COMPANY REPRESENTATIVE WARRANTIES AND COVENANTS.  COMPANY REPRESENTATIVES AGREE, JOINTLY AND SEVERALLY, TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SURVIVING CORPORATION, THE COMPANY, PCU AND THE PCU SHAREHOLDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS AND DIRECTORS, AFFILIATES, AGENTS AND EMPLOYEES (EACH, AN “INDEMNIFIED PARTY” AND TOGETHER, THE “INDEMNIFIED PARTIES”) FROM AND AGAINST AND IN RESPECT OF ANY AND ALL LOSSES, DAMAGES, LOSSES AND EXPENSES SUFFERED OR INCURRED BY ANY SUCH INDEMNIFIED PARTIES AS A RESULT OF ANY AND ALL CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, PROCEEDINGS, JUDGMENTS AND LIABILITIES, INCLUDING REASONABLE COUNSEL FEES INCURRED IN LITIGATION OR OTHERWISE, ASSESSED, INCURRED OR SUSTAINED BY OR AGAINST ANY OF THEM WITH RESPECT TO OR ARISING OUT OF (I) ANY UNDISCLOSED LIABILITIES, (II) ANY BREACH OF THE SEVERAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY REPRESENTATIVES SET FORTH HEREIN, OR (III) ANY BREACH BY THE COMPANY OF ANY COVENANT OF THE COMPANY HEREUNDER.

8.2  NOTICE OF CLAIM; RIGHT TO DEFEND.  AN INDEMNIFIED PARTY SHALL GIVE TO EACH COMPANY REPRESENTATIVE PROMPT WRITTEN NOTICE OF ANY CLAIM, SUIT OR DEMAND WHICH SUCH INDEMNIFIED PARTY BELIEVES WILL GIVE RISE TO A CLAIM FOR INDEMNIFICATION UNDER THIS ARTICLE; PROVIDED, HOWEVER, THAT THE FAILURE OF AN INDEMNIFIED PARTY TO GIVE SUCH PROMPT WRITTEN NOTICE SHALL NOT AFFECT THE LIABILITY OF A COMPANY REPRESENTATIVE HEREUNDER, EXCEPT TO THE EXTENT THAT THE RIGHTS OF SUCH COMPANY REPRESENTATIVE TO DEFEND ITSELF OR TO CURE OR MITIGATE THE DAMAGES ARE ACTUALLY PREJUDICED THEREBY.  THEREAFTER, SUCH INDEMNIFIED PARTY SHALL FURNISH TO THE COMPANY REPRESENTATIVES, IN REASONABLE DETAIL, SUCH INFORMATION AS IT MAY HAVE WITH RESPECT TO SUCH CLAIM, ACTION, SUIT OR PROCEEDING, INCLUDING COPIES OF ANY SUMMONS, COMPLAINT OR OTHER PLEADING WHICH MAY HAVE BEEN SERVED UPON IT OR ANY WRITTEN CLAIM, DEMAND, INVOICE, BILLING OR OTHER DOCUMENT EVIDENCING OR ASSERTING THE SAME.  PROVIDED COMPANY REPRESENTATIVES, WITHIN TEN (10) DAYS AFTER RECEIPT OF SUCH WRITTEN NOTICE FROM AN INDEMNIFIED PARTY, SHALL ACKNOWLEDGE IN WRITING TO SUCH INDEMNIFIED PARTY COMPANY REPRESENTATIVES’ ASSUMPTION OF RESPONSIBILITY FOR DEFENSE AND INDEMNIFICATION WITH RESPECT TO SUCH CLAIM, ACTION, SUIT OR PROCEEDING, COMPANY

REPRESENTATIVES SHALL HAVE THE RIGHT TO ASSUME DEFENSE OF SUCH CLAIM, ACTION, SUIT OR PROCEEDINGS THROUGH COUNSEL SELECTED BY COMPANY REPRESENTATIVES AT COMPANY REPRESENTATIVES’ EXPENSE, AND TO CONTEST OR COMPROMISE SUCH CLAIM, ACTION, SUIT OR PROCEEDING. UPON SUCH ASSUMPTION OF DEFENSE BY COMPANY REPRESENTATIVES, THE INDEMNIFIED PARTY SHALL COOPERATE WITH COMPANY REPRESENTATIVES IN COMPANY REPRESENTATIVES’ CONDUCT OF SUCH DEFENSE TO THE EXTENT REASONABLY REQUESTED BY COMPANY REPRESENTATIVES AND AT COMPANY REPRESENTATIVES’ EXPENSE AND, SO LONG AS COMPANY REPRESENTATIVES ARE DEFENDING SUCH CLAIM, ACTION, SUIT OR PROCEEDING, THE INDEMNIFIED PARTY SHALL NOT SETTLE OR COMPROMISE THE SAME.  WITHOUT THE PRIOR WRITTEN CONSENT OF INDEMNIFIED PARTY, COMPANY REPRESENTATIVES SHALL NOT BE ENTITLED TO SETTLE ANY CLAIM, ACTION, SUIT OR PROCEEDINGS THE DEFENSE OF WHICH HAS BEEN ASSUMED BY COMPANY REPRESENTATIVES IF (I) THE LOSSES TO INDEMNIFIED PARTY ARE NOT FULLY COVERED BY THE INDEMNITIES PROVIDED HEREIN, OR (II) SUCH SETTLEMENT MIGHT HAVE A MATERIAL ADVERSE EFFECT OR IMPOSE ANY MATERIAL CONDITION OR LIMITATION ON THE BUSINESS, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE) OF THE SURVIVING CORPORATION.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or PCU:

(a)  by mutual consent of PCU and the Company;

(b)  by either PCU or the Company if the Merger shall not have been consummated before [Date] (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c)  by either PCU or the Company if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(e)  by either party if any required approval of the stockholders of PCU or the Company shall not have been obtained.

Section 9.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.04 and 6.12.  Nothing contained in this Section 9.02 shall relieve any party from liability for any breach of this Agreement.

Section 9.03 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or of PCU, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.04 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed), sent by recognized national overnight courier service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

if to PCU or the PCU Shareholders, to them at

PC Universe, Inc.

Attention: Tom Livia

504 NW 77th Street

Boca Raton, Florida 33487

Fax: 561.953.0381

with a copy to

David B. Norris, Esq.

Cohen, Norris, Scherer, Weinberger & Wolmer

712 U.S. Highway One, Suite 400

North Palm Beach, FL 33408

Fax:  561.842.4104

and

(b)

if to the Company or the Company Representatives, to them care of:

Michael Grasso

2620 South Maryland Parkway #181

Las Vegas, NV 89109

Fax: 702.733.7497

with a copy to

Paul Harary

8434 Twin Lake Drive

Boca Raton, FL 33496

Fax: 561.483.8926

Section 10.02 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.03 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.04 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise.

Section 10.05 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida and, to the extent required thereby, the NRS, without regard to any applicable principles of conflicts of law.

Section 10.06 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.07 Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.08 Publicity.  Except as otherwise required by law or the rules of any national securities exchange, for so long as this Agreement is in effect, neither the Company nor PCU shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

Section 10.09 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except pursuant to Sections 5.09, 5.10 and 5.11 hereof.

Section 10.10 Construction of Agreement and Legal Review.  Notwithstanding that this Agreement has been drafted by counsel for PCU, it shall not be construed against PCU or the PCU Shareholders by any court.  THE COMPANY AND THE COMPANY REPRESENTATIVES ACKNOWLEDGE THAT (I) SUCH COUNSEL IS REPRESENTING ONLY PCU AND THE PCU SHAREHOLDERS NOT THE COMPANY OR THE COMPANY REPRESENTATIVES AND (II) EACH OF THEM HAS HAD THE FULL OPPORTUNITY AND ADEQUATE TIME TO HAVE THIS AGREEMENT REVIEWED BY COUNSEL OF THEIR OWN CHOOSING AND TO OBTAIN THE ADVICE OF SUCH COUNSEL, BUT HAVE ELECTED NOT TO ENGAGE SUCH COUNSEL OR OBTAIN SUCH ADVICE.

[Signatures on following page]

IN WITNESS WHEREOF, THE COMPANY and PCU have each caused this Agreement to be signed by its respective officers thereunto duly authorized and the Company Representatives and the PCU Shareholders have signed this Agreement as of the date first written above.

THIS INSTRUMENT IS INTENDED TO BE A BINDING LEGAL AGREEMENT BY AND AMONG THE PARTIES HERETO AND CONTAINS IMPORTANT LEGAL RIGHTS AND OBLIGATIONS.  EACH PARTY SIGNING BELOW HAS READ THIS AGREEMENT CAREFULLY, HAS HAD FULL OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL OF ITS OWN CHOICE AND HAS EITHER SOUGHT SUCH ADVICE OR VOLUNTARILY AND KNOWINGLY DETERMINED NOT TO DO SO.

THE POKER TV NETWORK, INC.		PC UNIVERSE, INC.

By:	/s/ Michael Grasso	By:	/s/ Thomas M. Livia
Name: Michael Grasso		Name: Tom Livia
Title: Chief Executive Officer		Title: Co-Chief Executive Officer

THIS INSTRUMENT IS INTENDED TO BE A BINDING LEGAL AGREEMENT BY AND AMONG THE PARTIES HERETO AND CONTAINS IMPORTANT LEGAL RIGHTS AND OBLIGATIONS.  EACH PARTY SIGNING BELOW HAS READ THIS AGREEMENT CAREFULLY, HAS HAD FULL OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL OF ITS OWN CHOICE AND HAS EITHER SOUGHT SUCH ADVICE OR VOLUNTARILY AND KNOWINGLY DETERMINED NOT TO DO SO.

THE COMPANY REPRESENTATIVES:	THE PCU SHAREHOLDERS:

/s/ Paul Harary	/s/ Gary Stern
Paul Harary	Gary Stern

/s/ Michael Grasso	/s/ Tom Livia
Michael Grasso	Tom Livia